Exhibit 99.1

NEWS RELEASE
Company contact: Anthony Trunzo FLIR Systems, Inc. (503) 684-3731 www.flir.com	Investor Contact: Neil Berkman Associates (310) 277 - 5162 info@BerkmanAssociates.com

FLIR Systems Announces First Quarter

2005 Financial Results; Reaffirms 2005 Guidance

Net Earnings Increase 16%

PORTLAND, OR – April 20, 2005 — FLIR Systems, Inc. (NASDAQ:FLIR) announced today that net earnings in its first fiscal quarter ended March 31, 2005 increased by 16% to $14.7 million, from $12.7 million in the first quarter of 2004. Revenue for the quarter was $108.3 million, approximately unchanged from $108.9 million in the first quarter of 2004. Earnings from operations declined 3% to $21.1 million from $21.9 million for the first quarter of 2004. Net earnings per fully diluted share were $0.19, compared with $0.17 in the first quarter of 2004. All per share amounts have been adjusted to reflect the 2-for-1 stock split that was effective on February 2, 2005.

Revenue from the Company’s Thermography Division increased 18% over the first quarter last year, primarily due to continued strong international sales, and strong demand for the company’s E-Series camera line.

Revenue from the Company’s Imaging Division declined by 9% due to slower order activity from the US Government and delays in the receipt of export licenses to certain international customers.

The backlog of orders grew by 4% to approximately $165 million at March 31, 2005, as compared to $159 million at December 31, 2004.

Cash generated from operations totaled $12 million for the first quarter of 2005. At March 31, 2005, the Company had cash and cash equivalents of approximately $126 million.

“Our financial performance in the first quarter was slightly below our internal expectations, largely as a result of slow order placement activity by the US Government and delays in receiving certain export licenses. However we expect improved order activity as the year progresses, and thus remain comfortable with our outlook for the full year” said FLIR President and CEO Earl R. Lewis. “Our current expectation for the full year 2005 is for earnings per share in the range of $1.12 to $1.18, and revenue in the range of $545 million to $560 million.”

FLIR Systems Announces First Quarter 2005 Financial Results

April 20, 2005

Page Two

Forward-Looking Statements

The statements in this release by Earl R. Lewis regarding the expectation of achieving the Company’s revenue and earnings per share objectives for 2005 and improving order activity are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. Further, such statements are subject to the risks inherent in acquisitions of technologies and businesses, including the timing and successful completion of technology and product development through volume production, integration issues, unanticipated costs and expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual, intellectual property or employment issues, accounting treatment and charges, and the risks that the acquisition cannot be completed successfully or that anticipated benefits are not realized. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Conference Call

FLIR has scheduled a conference call at 11:00 am EDT today. A simultaneous Web Cast of the conference call may be accessed online at www.CompanyBoardroom.com or www.FLIR.com. A replay will be available approximately one hour after the Web Cast at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21153789 beginning at approximately 1:00 PM EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the company’s web site at www.FLIR.com.

(tables attached)

FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenue	$108,317	$108,861
Cost of goods sold	49,731	55,441

Gross profit	58,586	53,420

Operating expenses:
Research and development	13,255	10,598
Selling, general and administrative	24,196	20,960

Total operating expenses	37,451	31,558

Earnings from operations	21,135	21,862

Interest expense	1,995	2,101
Other (income) expenses, net	(734)	832

Earnings before income taxes	19,874	18,929

Income tax provision	5,167	6,246

Net earnings	$14,707	$12,683

Net earnings per share:
Basic	$0.21	$0.19

Diluted	$0.19	$0.17

Weighted average shares outstanding:
Basic	69,554	66,425

Diluted	82,556	79,683

2004 per share amounts have been adjusted to reflect the two-for-one stock split and the effect of the restatement for the assumed conversion of the convertible notes.

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	Mar. 31, 2005	Dec. 31, 2004
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$125,613	$120,692
Accounts receivable, net	106,997	116,928
Inventories, net	108,279	98,258
Prepaid expenses and other current assets	21,310	21,769
Deferred income taxes, net	9,771	9,771

Total current assets	371,970	367,418

Property and equipment, net	45,181	34,778
Deferred income taxes, net	17,565	12,573
Goodwill	149,475	149,475
Intangible assets, net	45,569	47,180
Other assets	14,507	8,691

	$644,267	$620,115

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$32,268	$32,321
Deferred revenue	11,760	7,601
Accrued payroll and related liabilities	16,288	22,375
Accrued product warranties	5,345	5,465
Advance payments from customers	5,860	5,009
Other current liabilities	10,728	10,585
Accrued income taxes	2,770	5,626
Current portion of long-term debt	105	105

Total current liabilities	85,124	89,087

Long-term debt	205,528	205,335
Pension and other long-term liabilities	16,503	12,520

Commitments and contingencies

Shareholders’ equity	337,112	313,173

	$644,267	$620,115